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                                                                   Exhibit 23(c)


Consent of Independent Public Accountants


We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated May 26, 1995 on the consolidated financial statements of Substance Abuse Technologies, Inc. and Subsidiaries (a/k/a U.S. Alcohol Testing of America, Inc.) included in its Annual Report (Form 10-K) for the year ended March 31, 1996, filed with the Securities and
Exchange Commission, in the Registration Statement (Form S-3 No. 333-      )
and related Prospectus of Substance Abuse Technologies, Inc. for the registration of 3,180,000 shares of its common stock issuable upon exercise of warrants, 2,500,000 shares of its common stock issuable upon conversion of convertible notes and 450,000 shares offered by selling stockholders.


/s/ Wolinetz, Gottlieb & Lafazan, P.C.


Rockville Centre, New York
January 15, 1997


                                      E-23